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Exhibit 5.4

April 27, 2015

CONSENT OF SAMUEL MAH

United States Securities and Exchange Commission

Gentlemen:

        I, Samuel Mah, M.A.Sc., P.Eng., Senior Director, Project Evaluations, Silver Wheaton Corp., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Silver Wheaton Corp. of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ SAMUEL MAH Samuel Mah, M.A.Sc., P.Eng. Senior Director, Project Evaluations Silver Wheaton Corp.

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  Exhibit 5.4
CONSENT OF SAMUEL MAH